HomeStreet Reports First Quarter 2024 Results

SEATTLE –April 30, 2024 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2024. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”

Operating Results
                  First quarter 2024 compared to fourth quarter 2023
Reported Results:
•Net loss: $7.5 million compared to $3.4 million
•Loss per fully diluted share: $0.40 compared to $0.18
•Net interest margin: 1.44% compared to 1.59%

Core Results (1): •Loss: $5.5 million compared to $2.2 million •Loss per fully diluted share: $0.29 compared to $0.12
(1) Core loss and core loss per fully diluted share are non-GAAP measures. For a reconciliation of these measures to the nearest comparable GAAP measure see "Non-GAAP financial measures" in this earnings release.
“In the first quarter, we recognized a net loss of $7.5 million as our net interest margin decreased to 1.44% due to increased funding costs as lower cost deposits continued to migrate to higher yielding products,” said Mark Mason, Chairman of the Board, President, and Chief Executive Officer. "During the first quarter, our noninterest expenses include the impacts of seasonally higher employee benefit costs, the impact of wage increases effective in March, lower levels of full time equivalent employees and $2.6 million of costs incurred related to the merger process. While interest rates have stabilized and are projected to decline later in the year, we expect our operating results will continue to be adversely impacted by high funding costs relative to earning assets yields in the near term."

Financial Position
                    As of and for the quarter ended March 31, 2024
•Noninterest-bearing deposits increased by $5 million
•Excluding brokered deposits, total deposits increased by $25 million
•Uninsured deposits were $494 million, or 8% of total deposits
•Loans held for investment ("LHFI"), remained stable
•Nonperforming assets to total assets: 0.56%
•Allowance for credit losses to LHFI: 0.54%
•Book value per share: $27.96
•Tangible book value per share: $27.49 (2)

(2) Tangible book value per share is a non-GAAP measure. For a reconciliation of this measure to the nearest comparable GAAP measure see "Non-GAAP financial measures" in this earnings release.

"Our deposit balances, excluding brokered deposits, were stable during the first quarter, and our noninterest-bearing balances increased slightly," continued Mark Mason. "While we continue to be impacted by the migration of deposits to higher yielding products, the pace of migration is slowing and the rates paid on higher yielding accounts by competitors have started to decline. We anticipate that if these trends continue, our funding costs will become more stable."

"Our loan balances have remained stable as they continue to be impacted by historically low levels of prepayments. We continue to focus on variable rate loan products with appropriate margins over incremental funding costs," added Mark Mason. " In the first quarter our nonaccrual loans and nonperforming assets increased due to the downgrade of a $10.4 million construction-bridge loan to nonperforming status. The completion and leasing of this 27% loan to value multifamily and mixed-use project has been delayed. The project is substantially complete but unable to lease as there is a dispute over an alleged minor building code violation. Our credit quality, however, remains strong and we have not identified any potentially significant credit issues in our loan portfolio."

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Select Income Statement Data:
Net interest income	$32,151	$34,989	$38,912	$43,476	$49,376
Provision for credit losses	—	445	(1,110)	(369)	593
Noninterest income	9,454	10,956	10,464	10,311	10,190
Noninterest expense	52,164	49,511	49,089	90,781	52,491
Income (loss) before income taxes	(10,559)	(4,011)	1,397	(36,625)	6,482
Net income (loss)	(7,497)	(3,419)	2,295	(31,442)	5,058
Net income (loss) per fully diluted share	(0.40)	(0.18)	0.12	(1.67)	0.27
Core net income (loss): (1)
Total	(5,469)	(2,249)	2,295	3,180	5,058
Core net income (loss) per fully diluted share	(0.29)	(0.12)	0.12	0.17	0.27

Select Performance Ratios:
Return on average equity - annualized	(5.6)%	(2.6)%	1.7%	(21.7)%	3.5%
Return on average tangible equity - annualized (1)	(3.8)%	(1.3)%	2.2%	2.9%	4.1%
Return on average assets - annualized
Net income (loss)	(0.32)%	(0.15)%	0.10%	(1.32)%	0.22%
Core (1)	(0.23)%	(0.10)%	0.10%	0.13%	0.22%
Efficiency ratio (1)	118.0%	105.9%	98.3%	93.7%	87.2%
Net interest margin	1.44%	1.59%	1.74%	1.93%	2.23%

Other data:
Full-time equivalent employees ("FTE")	858	875	901	910	920

(1)Core net income (loss), core net income (loss) per fully diluted share, return on average tangible equity, core return on average assets and the efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to the nearest comparable GAAP financial measure or the computation of the measure see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Select Balance Sheet Data:
Loans held for sale	$21,102	$19,637	$33,879	$31,873	$24,253
Loans held for investment, net	7,405,052	7,382,404	7,400,501	7,395,151	7,444,882
Allowance for credit losses ("ACL")	39,677	40,500	40,000	41,500	41,500
Investment securities	1,191,108	1,278,268	1,294,634	1,397,051	1,477,004
Total assets	9,455,182	9,392,450	9,458,751	9,501,475	9,858,889
Deposits	6,491,102	6,763,378	6,745,551	6,670,033	7,056,603
Borrowings	2,094,000	1,745,000	1,873,000	1,972,000	1,878,000
Long-term debt	224,857	224,766	224,671	224,583	224,492
Total shareholders' equity	527,333	538,387	502,487	527,623	574,994
Other Data:
Book value per share	$27.96	$28.62	$26.74	$28.10	$30.64
Tangible book value per share (1)	$27.49	$28.11	$26.18	$27.50	$27.87
Total equity to total assets	5.6%	5.7%	5.3%	5.6%	5.8%
Tangible common equity to tangible assets (1)	5.5%	5.6%	5.2%	5.4%	5.3%
Shares outstanding at end of period	18,857,566	18,810,055	18,794,030	18,776,597	18,767,811
Loans to deposit ratio (Bank)	114.3%	109.4%	110.0%	111.3%	105.9%
Credit Quality:
ACL to total loans (2)	0.54%	0.55%	0.55%	0.57%	0.56%
ACL to nonaccrual loans	80.2%	103.9%	103.2%	104.3%	318.1%
Nonaccrual loans to total loans	0.66%	0.53%	0.52%	0.54%	0.17%
Nonperforming assets to total assets	0.56%	0.45%	0.42%	0.44%	0.15%
Nonperforming assets	$52,584	$42,643	$39,749	$41,469	$14,886
Regulatory Capital Ratios:
Bank
Tier 1 leverage	8.34%	8.50%	8.49%	8.43%	8.47%
Total risk-based capital	13.34%	13.49%	13.32%	12.95%	11.91%
Common equity Tier 1 capital	12.67%	12.79%	12.64%	12.27%	11.28%
Company
Tier 1 leverage	6.90%	7.04%	7.01%	6.93%	6.92%
Total risk-based capital	12.70%	12.84%	12.62%	12.16%	11.16%
Common equity Tier 1 capital	9.55%	9.66%	9.52%	9.14%	8.36%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2024	December 31, 2023

ASSETS
Cash and cash equivalents	$320,327	$215,664
Investment securities	1,191,108	1,278,268
Loans held for sale	21,102	19,637
Loans held for investment ("LHFI") (net of allowance for credit losses of $39,677 and $40,500)	7,405,052	7,382,404
Mortgage servicing rights	102,919	104,236
Premises and equipment, net	56,171	53,582
Other real estate owned	3,117	3,667
Intangible assets	9,016	9,641
Other assets	346,370	325,351
Total assets	$9,455,182	$9,392,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,491,102	$6,763,378
Borrowings	2,094,000	1,745,000
Long-term debt	224,857	224,766
Accounts payable and other liabilities	117,890	120,919
Total liabilities	8,927,849	8,854,063
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,857,566 and 18,810,055 shares issued and outstanding	230,814	229,889
Retained earnings	387,860	395,357
Accumulated other comprehensive income (loss)	(91,341)	(86,859)
Total shareholders' equity	527,333	538,387
Total liabilities and shareholders' equity	$9,455,182	$9,392,450

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended March 31,
(in thousands, except share and per share data)	2024	2023
Interest income:
Loans	$86,256	$82,538
Investment securities	10,714	12,763
Cash, Fed Funds and other	5,571	1,750
Total interest income	102,541	97,051
Interest expense:
Deposits	42,607	29,370
Borrowings	27,783	18,305
Total interest expense	70,390	47,675
Net interest income	32,151	49,376
Provision for credit losses	—	593
Net interest income after provision for credit losses	32,151	48,783
Noninterest income:
Net gain on loan origination and sale activities	2,306	2,410
Loan servicing income	3,032	3,039
Deposit fees	2,241	2,658
Other	1,875	2,083
Total noninterest income	9,454	10,190
Noninterest expense:
Compensation and benefits	28,011	29,253
Information services	7,342	7,145
Occupancy	5,434	5,738
General, administrative and other	11,377	10,355
Total noninterest expense	52,164	52,491
Income (loss) before income taxes	(10,559)	6,482
Income tax (benefit) expense	(3,062)	1,424
Net income (loss)	$(7,497)	$5,058

Net income (loss) per share:
Basic	$(0.40)	$0.27
Diluted	$(0.40)	$0.27
Weighted average shares outstanding:
Basic	18,856,870	18,755,453
Diluted	18,856,870	18,771,899

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income:
Loans	$86,256	$87,005	$85,899	$85,813	$82,538
Investment securities	10,714	11,671	12,309	12,872	12,763
Cash, Fed Funds and other	5,571	2,603	2,498	2,022	1,750
Total interest income	102,541	101,279	100,706	100,707	97,051
Interest expense:
Deposits	42,607	39,317	33,840	35,393	29,370
Borrowings	27,783	26,973	27,954	21,838	18,305
Total interest expense	70,390	66,290	61,794	57,231	47,675
Net interest income	32,151	34,989	38,912	43,476	49,376
Provision for credit losses	—	445	(1,110)	(369)	593
Net interest income after provision for credit losses	32,151	34,544	40,022	43,845	48,783
Noninterest income:
Net gain on loan origination and sale activities	2,306	2,108	2,372	2,456	2,410
Loan servicing income	3,032	3,258	3,092	3,259	3,039
Deposit fees	2,241	2,331	2,455	2,704	2,658
Other	1,875	3,259	2,545	1,892	2,083
Total noninterest income	9,454	10,956	10,464	10,311	10,190
Noninterest expense:
Compensation and benefits	28,011	27,033	27,002	27,776	29,253
Information services	7,342	7,694	7,579	7,483	7,145
Occupancy	5,434	5,407	5,306	5,790	5,738
General, administrative and other	11,377	9,377	9,202	9,875	10,355
Goodwill impairment	—	—	—	39,857	—
Total noninterest expense	52,164	49,511	49,089	90,781	52,491
Income (loss) before income taxes	(10,559)	(4,011)	1,397	(36,625)	6,482
Income tax (benefit) expense	(3,062)	(592)	(898)	(5,183)	1,424
Net income (loss)	$(7,497)	$(3,419)	$2,295	$(31,442)	$5,058

Net income (loss) per share:
Basic	$(0.40)	$(0.18)	$0.12	$(1.67)	$0.27
Diluted	$(0.40)	$(0.18)	$0.12	$(1.67)	$0.27
Weighted average shares outstanding:
Basic	18,856,870	18,807,965	18,792,893	18,775,022	18,755,453
Diluted	18,856,870	18,807,965	18,792,893	18,775,022	18,771,899

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Investment securities	$1,239,093	$1,278,344	$1,356,410	$1,444,819	$1,452,137
Loans	7,460,650	7,465,375	7,461,220	7,499,800	7,471,456
Total interest earning assets	9,088,205	8,923,338	9,007,360	9,109,807	9,050,484
Total assets	9,502,189	9,351,866	9,433,648	9,562,817	9,530,705
Deposits: Interest-bearing	5,232,637	5,187,242	5,092,025	5,584,825	5,701,701
Deposits: Noninterest-bearing	1,319,309	1,343,043	1,430,834	1,437,133	1,511,437
Borrowings	2,074,527	1,975,536	2,051,584	1,630,102	1,342,347
Long-term debt	224,812	224,722	224,614	224,523	224,435
Total interest-bearing liabilities	7,531,976	7,387,500	7,368,223	7,439,450	7,268,483

Average Yield/Rate:
Investment securities	3.75%	3.94%	3.90%	3.82%	3.78%
Loans	4.60%	4.60%	4.54%	4.56%	4.44%
Total interest earning assets	4.54%	4.52%	4.46%	4.45%	4.35%
Deposits: Interest-bearing	3.27%	3.00%	2.63%	2.54%	2.09%
Total deposits	2.61%	2.39%	2.06%	2.02%	1.65%
Borrowings	4.73%	4.74%	4.81%	4.62%	4.57%
Long-term debt	5.51%	5.52%	5.49%	5.34%	5.28%
Total interest-bearing liabilities	3.74%	3.55%	3.33%	3.08%	2.64%
Net interest rate spread	0.80%	0.98%	1.13%	1.37%	1.71%
Net interest margin	1.44%	1.59%	1.74%	1.93%	2.23%

Results of Operations

First Quarter of 2024 Compared to the Fourth Quarter of 2023

Non-core amounts: For the first quarter of 2024 and fourth quarter of 2023 non-core items include $2.6 million and $1.5 million of merger related expenses, respectively.

Our net loss and loss before income taxes were $(7.5) million and $(10.6) million, respectively, in the first quarter of 2024, as compared to $(3.4) million and $(4.0) million, respectively, in the fourth quarter of 2023. The $6.5 million increase in loss before income taxes was due to lower net interest income, lower noninterest income and an increase in noninterest expense which was partially offset by a lower provision for credit losses.

The income tax benefit realized in the first quarter of 2024 resulted in an effective tax rate of 29.0% as compared to an effective tax rate of 14.8% in the fourth quarter of 2023. Our effective tax rate in the first quarter of 2024 was higher than our statutory rate of 24.6% due to the impact of tax advantaged investments which creates a higher benefit due to our loss. Our effective tax rate of 14.8% in the fourth quarter of 2023 was significantly impacted by the goodwill impairment charge taken in 2023, a portion of which was not deductible for tax purposes, the effect of which was partially offset by benefits of tax advantaged investments.

Our net interest income in the first quarter of 2024 was $2.8 million lower than the fourth quarter of 2023 due to a decrease in our net interest margin from 1.59% to 1.44%. The decrease in our net interest margin was due to a 19 basis point increase in the cost of interest-bearing liabilities which was due primarily to a 22 basis point increase in the cost of deposits. The increase in the rates paid on deposits was due to the migration of noninterest-bearing and lower cost interest-bearing accounts to higher cost certificates of deposit and money market accounts.

There was no provision for credit losses recognized during the first quarter of 2024 as compared to a $0.4 million provision in the fourth quarter of 2023. These low levels of provisions for credit losses reflect the stable balance of our loan portfolio, a minimal level of identified credit issues in our loan portfolio and the lack of significant expected credit issues arising in future periods.

Noninterest income in the first quarter of 2024 decreased from the fourth quarter of 2023 primarily due to higher levels of income realized in the fourth quarter of 2023 from our investments in small business investment companies.

The increase in noninterest expenses in the first quarter of 2024, as compared to the fourth quarter of 2023 was primarily due to seasonally higher compensation costs and a $1.1 million increase in merger related expenses.

First Quarter of 2024 Compared to First Quarter of 2023

Non-core amounts: For the first quarter of 2024, non-core items include $2.6 million of merger related expenses.

Our net income (loss) and income (loss) before income taxes were $(7.5) million and $(10.6) million, respectively, in the first quarter of 2024, as compared to $5.1 million and $6.5 million, respectively, in the first quarter of 2023. Our core net income (loss) and core income (loss) before income taxes in the first quarter of 2024, which excludes the impact of merger related expenses, was $(5.5) million and $(8.0) million, as compared to $5.1 million and $6.5 million, respectively, in the first quarter of 2023. The $14.4 million decrease in core income before taxes was primarily due to lower net interest income, partially offset by a lower provision for credit losses.

The income tax benefit realized in the first quarter of 2024 resulted in an effective tax rate of 29.0% which was higher than our statutory rate of 24.6% due to the impact of tax advantaged investments which creates a higher benefit to our loss. Our effective tax rate in the first quarter of 2023 of 22.0% was lower than the statutory rate due to the benefits of tax advantaged investments.

Net interest income in the first quarter of 2024 decreased $17.2 million as compared to the first quarter of 2023 due primarily to a decrease in our net interest margin. Our net interest margin decreased from 2.23% in the first quarter of 2023 to 1.44% in the first quarter of 2024 due to a 110 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 19 basis point increase in the yield on interest earning assets. Yields on interest-earning assets increased as yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The increase in the rates paid on our interest-bearing liabilities was due to an increase in the proportion of higher cost borrowings and a decrease in the proportion of noninterest-bearing deposits to the total balance of interest-bearing liabilities and higher deposit costs and higher borrowing costs. The increases in the rates paid on deposits were due to increases in market interest rates over the prior year and the migration of noninterest-bearing and lower cost interest-bearing accounts to higher cost certificates of deposit and money market accounts.

There was no provision for credit losses recognized during the first quarter of 2024 as compared to a $0.6 million provision in the first quarter of 2023. These low levels of provisions for credit losses reflect the stable balance of our loan portfolio, a minimal level of identified credit issues in our loan portfolio and the lack of significant expected credit issues arising in future periods.

The $0.3 million decrease in noninterest expenses in the first quarter of 2024 as compared to the first quarter of 2023 was primarily due to lower compensation and benefit costs, partially offset by higher general, administrative and other costs. The decrease in compensation and benefit costs was primarily due to lower staffing levels, which was partially offset by wage increases given in the first quarter of 2024. FTEs decreased from 920 at the quarter ended March 31, 2023 compared to 858 at the quarter ended March 31, 2024. The increase in general, administrative and other costs was primarily due to $2.6 million in merger related costs.

Financial Position

During the first quarter of 2024, our total assets increased $63 million due primarily to a $105 million increase in cash, partially offset by a decrease in investment securities. During the first quarter of 2024 total liabilities increased $74 million due to an increase in borrowings, partially offset by a decrease in deposits. The $272 million decrease in deposits was primarily due to a $297 million decrease in brokered certificates of deposit. The $349 million of additional borrowings were used to replace maturing brokered deposits and increase our on-balance sheet cash balances.

Loans Held for Investment

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Commercial real estate ("CRE")
Non-owner occupied CRE	$633,401	$641,885	$633,083	$650,710	$652,284
Multifamily	3,929,679	3,940,189	3,957,209	3,966,894	3,975,654
Construction/land development	575,152	565,916	566,289	576,432	607,559
Total	5,138,232	5,147,990	5,156,581	5,194,036	5,235,497
Commercial and industrial loans
Owner occupied CRE	381,943	391,285	428,253	434,400	438,147
Commercial business	387,464	359,049	385,148	371,779	392,837
Total	769,407	750,334	813,401	806,179	830,984
Consumer loans
Single family (1)	1,149,940	1,140,279	1,099,644	1,068,229	1,057,579
Home equity and other	387,150	384,301	370,875	368,207	362,322
Total	1,537,090	1,524,580	1,470,519	1,436,436	1,419,901
Total LHFI	7,444,729	7,422,904	7,440,501	7,436,651	7,486,382
Allowance for credit losses ("ACL")	(39,677)	(40,500)	(40,000)	(41,500)	(41,500)
Total LHFI less ACL	$7,405,052	$7,382,404	$7,400,501	$7,395,151	$7,444,882
(1)Includes $1.3 million, $1.3 million, $1.2 million, $1.3 million and $5.2 million of single family loans that are carried at fair value at March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023, respectively.

Loan Roll-forward

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Loans - beginning balance	$7,422,904	$7,440,501	$7,436,651	$7,486,382	$7,426,320
Originations and advances	287,568	297,867	329,294	327,949	345,461
Transfers (to) from loans held for sale	(273)	—	466	(2,973)	—
Payoffs, paydowns and other	(264,876)	(312,265)	(325,312)	(374,484)	(284,725)
Charge-offs and transfers to OREO	(594)	(3,199)	(598)	(223)	(674)
Loans - ending balance	$7,444,729	$7,422,904	$7,440,501	$7,436,651	$7,486,382

Loan Originations and Advances

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023 (1)

CRE
Non-owner occupied CRE	$1,146	$12,405	$2,315	$2,371	$2,934
Multifamily	489	1,482	44,356	65,635	18,239
Construction/land development	157,453	158,755	155,460	152,907	153,458
Total	159,088	172,642	202,131	220,913	174,631
Commercial and industrial loans
Owner occupied CRE	949	7,883	2,242	8,622	7,133
Commercial business	61,400	21,115	34,255	14,722	57,698
Total	62,349	28,998	36,497	23,344	64,831
Consumer loans
Single family (2)	31,769	62,167	57,483	45,055	67,410
Home equity and other	34,362	34,060	33,183	38,637	38,589
Total	66,131	96,227	90,666	83,692	105,999
Total loan originations and advances	$287,568	$297,867	$329,294	$327,949	$345,461
(1)    Includes $17.1 million and $3.4 million of consumer loans and commercial and industrial loans, respectively, purchased in our first quarter 2023 branch acquisition.
(2) Includes loans transferred from construction loans to permanent single family loans upon completion of construction of $30.8 million, $57.6 million, $55.1 million, $32.5 million and $46.6 million for the quarters ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023, respectively.

Credit Quality
During the first quarter of 2024, our ratios of nonperforming assets to total assets and total loans delinquent over 30 days, including nonaccrual loans increased but remained at low levels. As of March 31, 2024, our ratio of nonperforming assets to total assets was 0.56%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.82%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

March 31, 2024
Total loans held for investment	$5,349	$2,630	$3,794	$49,467	$61,240	$7,383,489	$7,444,729
%	0.07%	0.04%	0.05%	0.66%	0.82%	99.18%	100.00%

December 31, 2023
Total loans held for investment	$6,148	$4,133	$4,261	$38,976	$53,518	$7,369,386	$7,422,904
%	0.08%	0.05%	0.06%	0.53%	0.72%	99.28%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $11.9 million and $12.4 million at March 31, 2024 and December 31, 2023, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Allowance for credit losses
Beginning balance	$40,500	$40,000	$41,500	$41,500	$41,500
Provision for credit losses	242	223	(990)	111	589
Recoveries (charge-offs), net	(1,065)	277	(510)	(111)	(589)
Ending balance	$39,677	$40,500	$40,000	$41,500	$41,500

Allowance for unfunded commitments:
Beginning balance	$1,823	$1,601	$1,721	$2,201	$2,197
Provision for credit losses	(242)	222	(120)	(480)	4
Ending balance	$1,581	$1,823	$1,601	$1,721	$2,201

Provision for credit losses:
Allowance for credit losses - loans	$242	$223	$(990)	$111	$589
Allowance for unfunded commitments	(242)	222	(120)	(480)	4
Total	$—	$445	$(1,110)	$(369)	$593

Allocation of Allowance for Credit Losses by Product Type

	March 31, 2024		December 31, 2023
(in thousands)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,131	0.34%	$2,610	0.41%
Multifamily	18,947	0.48%	13,093	0.33%
Construction/land development
Multifamily construction	1,621	0.84%	3,983	2.37%
CRE construction	188	1.02%	189	1.02%
Single family construction	5,578	2.00%	7,365	2.69%
Single family construction to perm	435	0.51%	672	0.64%
Total CRE	28,900	0.56%	27,912	0.54%
Owner occupied CRE	836	0.22%	899	0.23%
Commercial business	2,646	0.69%	2,950	0.83%
Total commercial and industrial	3,482	0.46%	3,849	0.52%
Single family	4,273	0.40%	5,287	0.51%
Home equity and other	3,022	0.78%	3,452	0.90%
Total consumer	7,295	0.51%	8,739	0.61%
Total	$39,677	0.54%	$40,500	0.55%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Loan originations
Single family loans	$76,528	$67,330	$95,917	$96,750	$72,814
Commercial and industrial and CRE loans	3,496	7,142	11,863	4,906	6,150
Loans sold
Single family loans	70,379	77,916	101,575	92,787	63,473
Commercial and industrial and CRE loans (1)	8,196	10,619	2,821	4,649	8,750
Net gain on loan origination and sale activities
Single family loans	1,986	1,844	2,267	2,171	2,218
Commercial and industrial and CRE loans (1)	320	264	105	285	192
Total	$2,306	$2,108	$2,372	$2,456	$2,410
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Single family servicing income, net:
Servicing fees and other	$3,839	$3,880	$3,852	$3,868	$3,923
Changes - amortization (1)	(1,428)	(1,504)	(1,564)	(1,626)	(1,684)
Net	2,411	2,376	2,288	2,242	2,239
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	618	(1,380)	785	1,320	(311)
Net gain (loss) from derivatives hedging (3)	(1,110)	1,089	(1,160)	(1,592)	(81)
Subtotal	(492)	(291)	(375)	(272)	(392)
Single family servicing income	1,919	2,085	1,913	1,970	1,847
Commercial loan servicing income:
Servicing fees and other	2,515	2,588	2,553	2,724	2,746
Amortization of capitalized MSRs	(1,402)	(1,415)	(1,374)	(1,435)	(1,554)
Total	1,113	1,173	1,179	1,289	1,192
Total loan servicing income	$3,032	$3,258	$3,092	$3,259	$3,039
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(3)The interest income from US Treasury notes trading securities used for hedging purposes, which is included in interest income on the consolidated income statements, was $0.3 million, $0.3 million, $0.3 million, $0.5 million and $0.4 million for the quarters ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, respectively.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Single Family MSRs
Beginning balance	$74,249	$76,470	$76,314	$75,701	$76,617
Additions and amortization:
Originations	617	663	935	919	619
Purchases	—	—	—	—	460
Changes - amortization (1)	(1,428)	(1,504)	(1,564)	(1,626)	(1,684)
Net additions and amortization	(811)	(841)	(629)	(707)	(605)
Change in fair value due to assumptions (2)	618	(1,380)	785	1,320	(311)
Ending balance	$74,056	$74,249	$76,470	$76,314	$75,701
Ratio to related loans serviced for others	1.40%	1.40%	1.43%	1.42%	1.40%

Multifamily and SBA MSRs
Beginning balance	$29,987	$31,141	$32,477	$33,839	35,256
Originations	278	261	38	73	137
Amortization	(1,402)	(1,415)	(1,374)	(1,435)	(1,554)
Ending balance	$28,863	$29,987	$31,141	$32,477	$33,839
Ratio to related loans serviced for others	1.52%	1.58%	1.64%	1.70%	1.77%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Deposits by Product:
Noninterest-bearing demand deposits	$1,311,559	$1,306,503	$1,437,057	$1,410,369	$1,479,428
Interest-bearing:
Interest-bearing demand deposits	330,301	344,748	352,529	370,747	496,504
Savings	256,383	261,508	284,663	300,007	323,373
Money market	1,536,341	1,622,665	1,723,924	1,863,762	2,097,055
Certificates of deposit:
Brokered deposits	921,103	1,218,008	973,314	760,826	885,314
Other	2,135,415	2,009,946	1,974,064	1,964,322	1,774,929
Total interest-bearing deposits	5,179,543	5,456,875	5,308,494	5,259,664	5,577,175
Total deposits	$6,491,102	$6,763,378	$6,745,551	$6,670,033	$7,056,603

Percent of total deposits:
Noninterest-bearing demand deposits	20.2%	19.3%	21.3%	21.1%	21.0%
Interest-bearing:
Interest-bearing demand deposits	5.1%	5.1%	5.2%	5.6%	7.0%
Savings	3.9%	3.9%	4.2%	4.5%	4.6%
Money market	23.7%	24.0%	25.6%	27.9%	29.7%
Certificates of deposit
Brokered deposits	14.2%	18.0%	14.4%	11.4%	12.5%
Other	32.9%	29.7%	29.3%	29.5%	25.2%
Total interest-bearing deposits	79.8%	80.7%	78.7%	78.9%	79.0%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; (ii) core income (loss) and effective tax rate on core income (loss) before taxes, which excludes goodwill impairment charges and merger related expenses and the related tax impact as we believe this measure is a better comparison to be used for projecting future results and (iii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this earnings release, or the computation of the non-GAAP financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Core net income (loss)
Net income (loss)	$(7,497)	$(3,419)	$2,295	$(31,442)	$5,058
Adjustments (tax effected)
Merger related expenses	2,028	1,170	—	—	—
Goodwill impairment charge	—	—	—	34,622	—
Total	$(5,469)	$(2,249)	$2,295	$3,180	$5,058

Core net income (loss) per fully diluted share
Fully diluted shares	18,856,870	18,807,965	18,792,893	18,775,022	18,771,899

Computed amount	$(0.29)	$(0.12)	$0.12	$0.17	$0.27

Return on average tangible equity (annualized)
Average shareholders' equity	$537,627	$513,758	$535,369	$582,172	$578,533
Less: Average goodwill and other intangibles	(9,403)	(10,149)	(10,917)	(51,138)	(30,969)
Average tangible equity	$528,224	$503,609	$524,452	$531,034	$547,564

Core net income (loss) (per above)	(5,469)	(2,249)	2,295	3,180	5,058
Adjustments (tax effected)
Amortization of core deposit intangibles	488	615	614	614	459
Tangible income (loss) applicable to shareholders	$(4,981)	$(1,634)	$2,909	$3,794	$5,517

Ratio	(3.8)%	(1.3)%	2.2%	2.9%	4.1%

Efficiency ratio
Noninterest expense
Total	$52,164	$49,511	$49,089	$90,781	$52,491
Adjustments:
Merger related expenses	(2,600)	(1,500)	—	—	—
Goodwill impairment charge	—	—	—	(39,857)	—
State of Washington taxes	(452)	659	(572)	(526)	(555)
Adjusted total	$49,112	$48,670	$48,517	$50,398	$51,936

Total revenues
Net interest income	$32,151	$34,989	$38,912	$43,476	$49,376
Noninterest income	9,454	10,956	10,464	10,311	10,190
Adjusted total	$41,605	$45,945	$49,376	$53,787	$59,566

Ratio	118.0%	105.9%	98.3%	93.7%	87.2%

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Return on average assets (annualized) - Core
Average Assets	$9,502,189	$9,351,866	$9,433,648	$9,562,817	$9,530,705
Core net income (loss) (per above)	(5,469)	(2,249)	2,295	3,180	5,058

Ratio	(0.23)%	(0.10)%	0.10%	0.13%	0.22%

Effective tax rate used in computations above (1)	22.0%	22.0%	22.0%	22.0%	22.0%

Tangible book value per share
Shareholders' equity	$527,333	$538,387	$502,487	$527,623	$574,994
Less: Goodwill and other intangibles	(9,016)	(9,641)	(10,429)	(11,217)	(51,862)
Tangible shareholders' equity	$518,317	$528,746	$492,058	$516,406	$523,132

Common shares outstanding	18,857,566	18,810,055	18,794,030	18,776,597	18,767,811

Computed amount	$27.49	$28.11	$26.18	$27.50	$27.87

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$518,317	$528,746	$492,058	$516,406	$523,132
Tangible assets
Total assets	$9,455,182	$9,392,450	$9,458,751	$9,501,475	$9,858,889
Less: Goodwill and other intangibles (per above)	(9,016)	(9,641)	(10,429)	(11,217)	(51,862)
Net	$9,446,166	$9,382,809	$9,448,322	$9,490,258	$9,807,027

Ratio	5.5%	5.6%	5.2%	5.4%	5.3%

(1) ) Effective tax rate indicated is used for all adjustments except the goodwill impairment charge as a portion of this charge was not deductible for tax purposes. Instead, a computed effective rate of 13.1% was used for the goodwill impairment charge.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or "project" or the negation thereof, or similar expressions. In addition, all statements in this earnings release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance and financial condition and trends in product mixes and expected impact on costs are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) our ability to successfully consummate the pending merger (the "Merger") with FirstSun Capital Bancorp ("FirstSun"), (2) the ability of HomeStreet to obtain the necessary approval by shareholders with respect to the Merger, (3) the ability of HomeStreet and FirstSun to obtain required governmental approvals of the Merger, (4) the failure to satisfy the closing conditions in the definitive Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 16, 2024, by and between HomeStreet and FirstSun, or any unexpected delay in closing the Merger, (5) the ability to achieve expected cost savings, synergies and other financial benefits from the Merger within the expected time frames and costs or difficulties relating to integration matters being greater than expected, (6) the diversion of management time from core banking functions due to Merger-related issues; (7) potential difficulty in maintaining relationships with customers, associates or business partners as a result of the announced Merger, (8) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (9) changes in the interest rate environment may reduce interest margins; (10) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, HomeStreet Bank (the “Bank”), through which substantially all of our operations are carried out; (11) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (12) our ability to attract and retain key members of our senior management team; (13) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (14) our ability to control operating costs and expenses; (15) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (16) the adequacy of our allowance for credit losses; (17) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (18) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (19) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (20) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (21) technological changes may be more difficult or expensive than what we anticipate; (22) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (23) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (24) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (25) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (26) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and (27) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company's Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

Subsequent Event

As announced and further described in a separate press release jointly issued by HomeStreet and FirstSun Capital Bancorp (“FirstSun”) today, HomeStreet and FirstSun have entered into an amendment to their merger agreement.